Exhibit 99.1

Viewpoint Corporation Letterhead

Contact:	Viewpoint:	or	Investor Relations:
	Chief Financial Officer		Financial Dynamics
	William H. Mitchell		Julie Prozeller
	212-201-0800		212-850-5600
	whmitchell@viewpoint.com		jprozeller@fd-us.com

Viewpoint Corporation Announces Fourth Quarter and Year End 2004 Financial Results
Total Fourth Quarter Revenue Increased 42% Sequentially and 90% Year-over-Year
Company Achieves Milestone of Operating Income Positive Quarter

New York, NY – February 24, 2005 – Viewpoint Corporation (NASDAQ: VWPT), a leading provider of innovative visualization technologies for the Web and the desktop, today announced financial results for the fourth quarter and year ended December 31, 2004.

Viewpoint reported total revenue of $4.8 million for the fourth quarter 2004, an increase of 42 percent as compared to $3.4 million in the third quarter 2004 and 90 percent as compared to $2.5 million in the fourth quarter 2003. Gross profit was $3.9 million for the fourth quarter of 2004, an increase of 49 percent as compared to $2.6 million in the third quarter of 2004 and 126 percent as compared to $1.7 million for the fourth quarter of 2003.

Jay Amato, President and Chief Executive Officer commented, “We are very pleased with our results for the fourth quarter and the achievements we have made in 2004. During the quarter, we exceeded our previous guidance and achieved positive quarterly operating income for the first time since Viewpoint entered the internet space. Our higher revenues included contributions from the two new businesses we launched during the year to leverage our core technology – search and online advertising. During the fourth quarter, search and advertising systems revenue, two product segments that did not exist last year, exceeded $2.0 million. Furthermore, the addition of Unicast Communications Corp. in early January is accelerating our current growth goals in the rapidly growing video ad serving market.”

Operating income for the fourth quarter of 2004 was $0.2 million, an improvement of $1.2 million compared to a loss of $1.0 million in the third quarter 2004, and an improvement of $3.5 million as compared to a loss of $3.3 million in the fourth quarter of 2003. Net loss for the fourth quarter 2004 was $0.5 million, or $(0.01) per share, compared to net loss of $1.3 million, or $(0.02) per share, in the third quarter 2004 and a net loss of $3.2 million, or $(0.07) per share, in the fourth quarter of 2003.

For the year ended December 31, 2004, the Company reported revenue of $14.5 million, compared to $13.5 million for 2003. Viewpoint’s operating expenses for the year ending December 31, 2004 were $15.1 million, compared with $28.1 million in 2003. The 46 percent, or $13.0 million, decrease in operating expenses was principally the result of cost reduction efforts put in place by management during 2003 as well as decreases in restructuring costs and non-cash stock based compensation charges.

The Company’s net loss for the twelve months ended December 31, 2004 of $9.7 million, or $(0.18) per share, was based on a loss from operations of $3.9 million, which included charges of

$0.3 million for non-cash stock based compensation, a $0.1 million positive adjustment from restructuring charges and $0.9 million for depreciation and amortization. This compares to a net loss for the twelve months ended December 31, 2003 of $21.5 million, or $(0.47) per share, based on a loss from operations of $20.4 million, which included $2.7 million of non-cash stock-based compensation charges, $1.6 million of depreciation and amortization, and a $2.0 million restructuring charge related to an office closure and headcount reductions.

Viewpoint’s cash, cash equivalents, and marketable securities as of December 31, 2004 were $8.7 million, which includes proceeds of $5.0 million from the private placement announced in the fourth quarter of 2004. This balance has not been reduced for any costs associated with closing the Unicast acquisition on January 3, 2005. This can be compared to cash, cash equivalents, and marketable securities of $9.5 million as of December 31, 2003.

Jay Amato, President and Chief Executive Officer continued, “2004 has been a year of achievements as we delivered on goals we established in the first quarter. Through today, more than 10 million users have installed the Viewpoint Toolbar with a net installed base of over 6 million. In addition, during the fourth quarter we exceeded our guidance and achieved positive operating income. In 2005, we will continue to build on the achievements we have made in our business to further drive our long-term success. Our key initiatives have been translating into solid results and we reiterate our prior guidance that the year ending December 31, 2005 will be net income positive excluding any impact of the adoption of FAS 123R, which will require us to expense stock options, other non-cash stock-based compensation charges, and non-cash charges associated with our outstanding stock warrants. All in all, our progress during the year is another important step in our long-term strategy and we believe we can continue to achieve our goals through 2005 and beyond.”

FINANCIAL INFORMATION

Management prepares and is responsible for the Company’s consolidated financial statements which are prepared in accordance with accounting principles generally accepted in the United States and audited by independent external auditors. The financial information contained in this press release, which is unaudited, is subject to revision and should not be considered final until the Company files its Annual Report on Form 10-K, which is scheduled to occur on or before March 16, 2005. At the present time, the Company has no reason to believe that there will be changes to the financial information contained herein.

UNICAST ACQUISITION

Viewpoint granted options to purchase its common stock to 31 individuals who formerly worked for Unicast Communications Corp. Options to acquire a total of 995,000 shares were granted at an exercise price of $3.15, the price of Viewpoint’s stock on the date of grant. None of the employees are officers or directors of Viewpoint. These grants were approved by Viewpoint’s Board of Directors and met the “employee inducement” exception to NASDAQ’s rules adopted in 2003 requiring shareholder approval of equity-based incentive plans. Each option has been classified as a non-qualified stock option, has an exercise price equal to the fair market value on the grant date, has a ten-year term, and vests in the new employees over 24 months, subject to continued employment and other conditions.

CONFERENCE CALL

The Company will host a conference call on February 24, 2005 at 9:00 A.M. (Eastern Time) to discuss fourth quarter and year end 2004 financial results.

The conference call will be available via the Internet in the Investor Relations section of Viewpoint’s Web site at http://www.viewpoint.com, as well as through Thomson/CCBN at www.companyboardroom.com. If you are not able to access the live Web cast, dial in information is as follows:

Toll-Free Telephone Number:	(800) 603-7883
International Telephone Number:	(706) 643-1946
Pass code: 3686297

Participants should call at least 10 minutes prior to the start of the call. A complete replay of the conference call will be available approximately one hour after the completion of the call by dialing (800) 642-1687 through Thursday, March 3, 2005. Callers should enter the pass code above to access the recording.

ABOUT VIEWPOINT

The Viewpoint Platform is the technology behind some of the most innovative, visual experiences on the Web and on the desktop with leading clients such as America Online, General Electric, General Motors, Hewlett Packard, IBM, Lexus, Microsoft, Samsung, Scion, Sony and Toyota. The Viewpoint/Unicast Advertising Suite — the Company’s next-generation ad deployment and management system — and the Viewpoint Toolbar — the Vision for the Future of Search — are the latest breakthrough technologies using the full power of the Viewpoint Platform. More information on Viewpoint can be found at www.viewpoint.com.

The company has approximately 130 employees principally at its headquarters in New York City and its office in Los Angeles in addition to other sales locations throughout the United States.

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FORWARD LOOKING STATEMENTS

This press release contains “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect Viewpoint’s current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Viewpoint’s actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in the Company’s filings and reports on file with the Securities and Exchange Commission as well as the lack of assurances that the acquisition of Unicast will continue to accelerate Viewpoint’s current growth goals in the video ad serving market; that Viewpoint will continue to build on achievements in its business; that Viewpoint will be successful over the long-term; that Viewpoint will be net income positive for the year ending December 31, 2005 excluding any impact of the adoption of FAS 123R, which will require Viewpoint to expense stock options, other non-cash stock-based compensation charges, and non-cash charges associated with outstanding stock warrants issued by Viewpoint; or that Viewpoint can continue to achieve its goals through 2005 and beyond.

Viewpoint, Unicast, and Viewpoint Toolbar are trademarks of Viewpoint Corporation. Copyright 2005 Viewpoint Corporation. All rights reserved.

VIEWPOINT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	December 31,		September 30,
	2004	2003	2004
Revenue:
Search	$1,785	$—	$905
Advertising systems	222	—	46
Services	1,345	586	888
Related party services	371	1,140	497
Licenses	162	117	158
Related party licenses	883	669	873

Total revenue	4,768	2,512	3,367
Cost of revenue:
Search	35	—	10
Advertising systems	83	—	43
Services	795	809	736
Licenses	2	1	—

Total cost of revenue	915	810	789

Gross profit	3,853	1,702	2,578
Operating expenses:
Sales and marketing	807	1,042	929
Research and development	876	948	783
General and administrative	1,834	2,364	1,629
Non-cash stock-based compensation charges	28	319	2
Depreciation	224	238	205
Amortization of intangible assets	1	1	12
Restructuring charges	(89)	138	—

Total operating expenses	3,681	5,050	3,560
Income (loss) from operations	172	(3,348)	(982)
Other income (expense):
Interest and other income, net	22	212	23
Interest expense	(219)	(215)	(231)
Gain/(Loss) on disposal of fixed assets	(31)	—	—
Changes in fair values of warrants to purchase common stock and conversion feature of convertible notes	(465)	199	(162)

Total other income (expense)	(693)	196	(370)

Loss before provision for income taxes	(521)	(3,152)	(1,352)
Provision for income taxes	22	42	33

Net income (loss) from continuing operations	(543)	(3,194)	(1,385)
Adjustment to net loss on disposal of discontinued operations	—	—	90

Net income (loss)	$(543)	$(3,194)	$(1,295)

Basic and diluted net loss per common share:	$(0.01)	$(0.07)	$(0.02)
Weighted average number of shares outstanding-basic and diluted	54,714	47,704	54,205

VIEWPOINT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Year Ended
	December 31,
	2004	2003
Revenue:
Search	$2,698	$—
Advertising systems	305	—
Services	4,822	4,291
Related party services	2,468	5,226
Licenses	704	2,283
Related party licenses	3,535	1,729

Total revenue	14,532	13,529
Cost of revenue:
Search	45	—
Advertising systems	132	—
Services	3,074	5,776
Licenses	6	97

Total cost of revenue	3,257	5,873

Gross profit	11,275	7,656
Operating expenses:
Sales and marketing	3,712	8,200
Research and development	3,383	3,377
General and administrative	6,977	10,197
Non-cash stock-based compensation charges	312	2,707
Depreciation	853	1,543
Amortization of intangible assets	17	10
Restructuring charges	(106)	2,023

Total operating expenses	15,148	28,057
Loss from operations	(3,873)	(20,401)
Other income (expense):
Interest and other income, net	91	254
Interest expense	(936)	(958)
Gain/(Loss) on Disposal of Fixed Assets	(31)	—
Loss on early extinguishment of debt	—	(1,682)
Loss on conversion of debt	(810)	—
Changes in fair values of warrants to purchase common stock and conversion feature of convertible notes	(4,180)	1,209

Total other income (expense)	(5,866)	(1,177)

Loss before provision for income taxes	(9,739)	(21,578)
Provision for income taxes	90	81

Net loss from continuing operations	(9,829)	(21,659)
Adjustment to net loss on disposal of discontinued operations	129	157

Net loss	$(9,700)	$(21,502)

Basic and diluted net loss per common share	$(0.18)	$(0.47)
Weighted average number of shares outstanding-basic and diluted	52,955	45,280

VIEWPOINT CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(Unaudited)

	December 31, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$5,955	$8,530
Marketable securities	2,707	958
Accounts receivable, net	2,583	650
Related party accounts receivable, net	26	914
Prepaid expenses and other current assets	421	694

Total current assets	11,692	11,746
Restricted cash	320	388
Property and equipment, net	1,485	1,859
Goodwill	31,276	31,276
Intangible assets, net	230	186
Other assets	270	288

Total assets	$45,273	$45,743

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,218	$1,177
Accrued expenses	244	1,094
Deferred revenue	431	423
Related party deferred revenue	4,607	4,952
Accrued incentive compensation	545	545
Current liabilities related to discontinued operations	231	231

Total current liabilities	7,276	8,422
Accrued expenses — Deferred Rent	365	400
Related party deferred revenue	—	4,706
Convertible notes	—	2,837
Warrants to purchase common stock	1,286	110
Subordinate notes	2,388	1,801
Stockholders’ equity
Preferred stock	—	—
Common stock	57	50
Paid-in capital	290,260	274,351
Deferred compensation	(5)	(275)
Treasury stock	(1,015)	(1,015)
Accumulated other comprehensive loss	(60)	(65)
Accumulated deficit	(255,279)	(245,579)

Total stockholders’ equity	33,958	27,467

Total liabilities and stockholders’ equity	$45,273	$45,743